UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 10-SB

      GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
        UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                           AMAZING NUTRITIONALS, INC.
                 (Name of Small Business Issuer in its charter)

          Delaware                                          74-3046548
(State or Other Jurisdiction                             (I.R.S. Employer
of Incorporation Organization)                          Identification No.)


                           AMAZING NUTRITIONALS, INC.
                               43 West 33rd Street
                                    Suite 405
                               New York, NY 10001
                                 (212) 695-3334
          (Address and Telephone Number of Principal Executive Offices)


                                 C.J. Lieberman
                               43 West 33rd Street
                                    Suite 405
                              New York, N.Y. 10001
                                 (212) 695-3334
           (Name, address and telephone number for agent for service)


                                   Copies to:
                             Michael S. Krome, Esq.
                                  8 Teak Court
                           Lake Grove, New York, 11755
                                 (631) 737-8381
                              (631) 737-8382 (fax)


        Securities to be registered under Section 12(b) of the Act: None

           Securities to be registered under Section 12(g) of the Act:
                    Common Stock, $.0001 Par Value Per Share

                           AMAZING NUTRITIONALS, INC.
                  INDEX TO REGISTRATION STATEMENT ON FORM 10-SB

                               Items in Form 10-SB

                                     PART I

Item 1.       Description of Business                                                                    3

Item 2.       Management's Plan of Operation                                                             4

Item 3.       Description of Property                                                                    5

Item 4.       Security Ownership of Certain Beneficial Owners and Management                             5

Item 5.       Directors, Executive Officers, Promoters and Control Persons                               6

Item 6.       Executive Compensation                                                                     7

Item 7.       Certain Relationships and Related Transactions                                             8

Item 8.       Description of Securities                                                                  8

                                     PART II


Item 1.       Market Price of and Dividends on the Registrant's
              Common Equity and Other Shareholder Matters                                                9

Item 2.       Legal Proceedings                                                                          9

Item 3.       Changes in and Disagreements with Accountants                                             10

Item 4.       Recent Sales of Unregistered Securities                                                   10

Item 5.       Indemnification of Directors and Officers                                                 10

                                    PART F/S

Financial Statements                                                                                    13

                                    PART III

Item 1.       Index to Exhibits                                                                         23


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10-SB contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose any statements contained in this Form 10-SB that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate," or "continue" or comparable terminology are intended to identify forward-looking statements. The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable based on information available to the Company on the date of this report. The Company cannot give any assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that its management may be presently planning. These statements by their nature involve substantial risks and uncertainties and actual results may differ materially depending on a variety of factors, many of which are not within the Company's control.

                                     PART I


Item 1. Description of Business

(a) Business development. Amazing Nutritionals, Inc. (the "Company") was incorporated in the State of Delaware on May 8, 2002. On January 2, 2003 The Company entered into an Asset Purchase Agreement with Advanced Plant Pharmaceuticals, Inc., to purchase all rights and LMH 123 in exchange for shares of Common Stock of the Company.

(b) Business of the Company; principal products and services. The Company is a development stage company that intends to manufacturer, market and distribute dietary supplements. The Company will utilize a unique thirteen-step process (the "Process") to manufacture its products. The Process was developed by parent company Advanced Plant Pharmaceuticals, Inc. The first dietary supplement the Company plans to manufacturer, market and distribute is LHM 123. On January 2, 2004 the Company entered into an Agreement and acquired all formulations, trade secrets, rights, patents and trademarks pertaining to Advanced Plant Pharmaceuticals, Inc.'s dietary supplement LHM 123. This supplement was developed through the use of the Process and the Company believes it to be a benefit to those with Alzheimer's disease.

      The Company has what it believes is a unique Process utilizing whole plants for the production of dietary supplements. The Company believes that its Process will (i) preserve, in the dietary supplements produced with such Process, virtually all of the phyto-chemicals and trace elements found in the plant and (ii) will result in all of the dietary supplements produced with such Process using the same plants in the same proportions, having near identical ingredient formulations, standardization. The Company believes that the current processing technologies used by other producers of dietary supplements, extraction with the use of alcohol, changes the chemical formation of the plant and destroys many of the phyto-chemicals and trace elements the plant has to offer. The Company's Process, however, utilizes the whole plant without extracting active ingredients thus leaving virtually in tact all of the phyto-chemicals and trace elements available from the plant.

      The Company intends to market LHM 123 as a whole plant dietary supplement that is believed to be a benefit to those with Alzheimer's disease. Second to this, the Company plans to seek out and develop other new and innovative products in the dietary supplement marketplace.

      Distribution of products. The Company's market research indicates that most of the successful nutritional supplements were initially marketed through some form of direct response advertising, be it television, radio, print media or Internet direct response campaigns. It is the intention of the Company to utilize various forms of direct response marketing for its products. Direct marketing will allow the Company to test market products on a small scale. Then the Company can determine the feasibility of further marketing once as small-scale test has been performed within a demographically specific market.

      Competitive business conditions. In the mainstream business (wholesale), channels are critical to volume. The manufacturers with impact in the national sales are going to win display space in the store, and most buyers seem content to pick their product off the store floor. Price is critical, because the channels take significant margins. Buyers are willing to settle for laminated quality. In direct sales to customers, price isn't as critical. The Company's target customer is not making his purchase based on price alone; rather he or she is purchasing our product for effectiveness, trouble free buying at a fair price. Reliable delivery is as important as an effective product.

      Sources of material. The Company uses a raw material supplier located in Brooklyn, New York, as its main supplier and source for the specific plants and other ingredients used for manufacturing its dietary supplements. The Company believes that there are many other suppliers from which it can purchase the plants and other ingredients it needs.

      Patents and trademarks. The Company is currently seeking to patent LHM 123 as an all-natural, fully standardized, dietary supplement comprised of specific botanical components that act synergistically.

      Government regulations. In accordance with the Federal Food, Drug and Cosmetic Act, as amended by the Dietary Supplement Health and Education Act of 1994 ("FD&C Act"), the Company will comply with specific requirements in labeling their products. Specifically, the statute requires that dietary supplements be labeled as such, that the dietary support claim be submitted to the FDA within thirty days after its first use, that the labeling bear a statutorily-prescribed disclaimer stating that the claim has not been evaluated by the FDA and that the product is not intended to diagnose, treat, cure, or prevent diseases, and that the labeling does not contain a claim that the product will diagnose, mitigate, treat, cure, or prevent a specific disease or class of disease.

      Number of employees. The Company currently employs four (4) full time employees and no part time consultants.

(c) Reports to Security Holders. The Company is not currently subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. However, upon effectiveness of this Form 10 S-B and in accordance with NASDAQ Rule 6530 the Company intends hereafter to file annual and quarterly reports with the Securities and Exchange Commission ("SEC"). The public may read and copy any materials filed by the Company with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

Item 2. Management's Plan of Operation

(a)   Plan of Operation.

      (i) Over the next twelve months, the Company will require additional funds to pay for the costs of setting up the manufacturing and research facility envisioned. The minor administrative costs for the Company have been and will in all likelihood continue to be borne by the Company's President during 2005, or until such time when the Company makes a more active effort to implement its manufacturing, marketing and distribution plans.

            The Company believes it will require an estimated $1,200,000 to develop and execute its business plan. These funds are intended to cover the expenses associated with opening and maintaining the Company's offices for the next eighteen months, salaries, manufacturing, patent application, trademark processes, research & development, marketing, legal and accounting. The Company plans to fund this financial need through equity private placements of its common stock.

      (ii) While the Company will always continue to seek to refine and perfect its products through continued research and development, it believes that LHM 123 is currently "Market-Ready" and is seeking mass-market deployment over the next twelve months. As suitable dietary supplements become available for the Company to research and develop, the Company will seek to add them to their product line.

      (iii) The Company does not expect to purchase or sell any significant equipment over the next twelve months.

      (iv) The Company does not foresee any significant changes in the number of employees it will employ over the next twelve months.


Item 3. Description of Property

      Amazing Nutritionals, Inc.'s president provides the Company with limited office space in his offices at no charge located at 43 West 33rd Street, Suite 405, New York, N.Y. 10001. The space is currently sufficient for the needs of the Company. The Company does not pay rent at this point in time.


Item 4. Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 22, 2004, of each officer or director of the Company, by each person or firm who owns more than 5% of the Company's outstanding shares and by all officers and directors of the Company as a group.


         Title of     Name and Address                                        Amount and Nature         Percent of
         Class        of Beneficial Owner                                   of Beneficial Owner            Class
         -----------------------------------------------------------------------------------------------------------
         Common       Advanced Plant Pharmaceuticals                           3,300,000 (a)              43.5%
                      43 West 33rd Street, Suite 405
                      New York, NY 10001

         Common       C.J. Lieberman                                           2,500,000 (b)              33.0%
                      43 West 33rd Street, Suite 405
                      New York, N.Y. 10001

         Common       Barry Clare                                              1,200,000 (c)              15.8%
                      43 West 33rd Street, Suite 405
                      New York, N.Y. 10001

         Common       Samuel Berkowitz                                           250,000 (d)               3.3%
                      43 West 33rd Street, Suite 405
                      New York, N.Y. 10001

         Common       David Lieberman                                            250,000 (e)               3.3%
                      43 West 33rd Street, Suite 405
                      New York, N.Y. 10001

         Common       Joel Appel                                                  50,000 (f)                   *
                      43 West 33rd Street, Suite 405
                      New York, N.Y. 10001

         Common       Michael S. Krome                                            25,000 (g)                   *
                      8 Teak Court
                      Lake Grove, NY 11755

         Common       Officers and Directors                                   3,950,000 (h)              52.1%
                      as a Group (3 persons)

---------------------------
*     Ownership is less than 1%

(a)   Advanced Plant Pharmaceuticals is the seller of the Assets of the Company

(b) C. J. Lieberman is the sole member of the Board of Directors of the Company.

(c)   Barry Clare is the President of the Company.

(d)   Samuel Berkowitz is the Chief Financial Officer of the Company.

(e)   David Lieberman is President of APPI

(f)   Joel Appel is the Sales & Marketing Director of the Company.

(g)   Michael S. Krome is the attorney handling SEC matters for the Company


Item 5. Directors, Executive Officers, Promoters and Control Persons

         Name                       Age              Position
         --------------------------------------------------------------
         C.J. Lieberman             41               Chairman
         Barry Clare                46               President
         Samuel Berkowitz           48               CFO/Secretary
         Joel Appel                 65               Sales & Marketing Director

      C.J. Lieberman. Mr. Lieberman has been the Chairman of Amazing Nutritionals, Inc. since inception. Mr. Lieberman has over 10 years of varied business experience in the Whole Plant Pharmaceutical industry.

      Barry Clare. Mr. Clare has been the President of Amazing Nutritionals, Inc. since inception. He will serve until the next annual meeting, or until his successor is elected and qualified. Mr. Clare brings to Amazing Nutritionals, Inc. many years of varied business experience. Prior to joining Amazing, Mr. Clare was President of Sales & Marketing for Advanced Plant Pharmaceuticals, Inc. "APPI". Amongst many sales and marketing duties Mr. Clare was responsible for bringing APPI's cholesterol reducing dietary supplement Lo-Chol from the laboratory to the market. Mr. Clare was founder and President of American Breaktime Industries, Inc., an institutional in-plant feeding company with annual sales exceeding $7,000,000. Mr. Clare was the Vice President and President of Intermediaries Inc., and Venture Capital Stage, Inc. respectively. Intermediaries and Venture Capital Stage specialized in raising seed capital for emerging growth companies with patented or proprietary technologies, arranged reverse mergers and conducted mergers and acquisitions.

      Samuel Berkowitz. Mr. Berkowitz has served as Chief Financial Officer for Amazing Nutritionals, Inc. since inception, and will continue to serve until his successor is elected and qualified. Mr. Berkowitz joined the Company in May of 1996. Mr. Berkowitz has more than 20 years experience in purchasing and inventory control. Mr. Berkowitz was the former Director of purchasing for EZ International a notions and crafts company. His duties included handling all domestic purchasing, sourcing, importing, printing, packaging and warehouse management for the Company. Prior to EZ International Mr. Berkowitz was Assistant Director of Purchasing for Pentapco, Inc. also involved in the notion and crafts industry. In 1978 Mr. Berkowitz received his BA in economics from Yeshiva University.

      Joel Appel. Mr. Appel has been the President of Sales & Marketing for Amazing Nutritionals, Inc. since inception. He will serve until the next annual meeting scheduled for May, or until his successor is elected and qualified. Mr. Appel began his career at Proctor & Gamble serving in the position of Territory Manager, Unit Manager and District Manager. While at Proctor & Gamble, Mr. Appel introduced Pampers Disposable Diapers and won an award for selling the most disposable diapers in the United States. During the 70's, 80's and 90's Mr. Appel was involved in sales and marketing of some very familiar brands, Oxy 5, Tums, Aqua Net and Orajel, just to name a few. During the early 80's he was Senior Executive VP at Jeffrey Martin where he served on the Board of Directors. In the late 80's Mr. Appel held the position of Senior VP of Sales with Thompson Medical where he was part of the team that introduced Ultra Slim Fast. More recently Mr. Appel held the position of Senior VP of Sales with GenDerm Health Care. While at GenDerm he helped reposition ZOSTRIX and ZOSTRIX -HP from ethically promoted and positioned products to consumer (OTC) products. The brand grew from 6 million to over 20 million dollars in sales in less than two years.

Item 6. Executive Compensation

      No cash compensation was paid to any officer or director of the Company and the Company has not paid compensation to any employee since inception other than in the issuance of Common Stock. The following table sets forth the Company's contemplated compensation to its officers and directors for fiscal year ending 2005.


                                        Annual Compensation                     Stock Awards
                                        -------------------                     ----------------------
                                                                                Restricted
                                                                                Stock
         Name and                                         Salary                Awards                   Options
         Principle Position             Year              ($) (1)               (shares)                     (#)
         -----------------------------------------------------------------------
         C.J. Lieberman                 2005                75,000             2,500,000                  00,000
         Barry Clare                    2005                90,000             1,200,000                  00,000
         Samuel Berkowitz               2005                50,000               250,000                  00,000
         Joel Appel                     2005                75,000                50,000                  00,000

----------
      (1) All cash payments for compensation has been deferred until the company is able to pay.

      Employment Agreements.

      We have an Employment Agreement with our President, Barry Clare. Pursuant to this Agreement, we will pay an annual salary of NINETY THOUSAND DOLLARS per annum. The Agreement expires December 31, 2005 and is renewable by either party for an additional yearly term.


      Director's Compensation.

      We do not provide any Director's Compensation at this time.


Item 7. Certain Relationships and Related Transactions

      On January 2, 2004, the Registrant acquired, via Asset Purchase Agreement, certain assets of APPI, specifically all formulations, trade secrets, rights, patents and trademarks pertaining to a dietary supplement LHM 123, from Advanced Plant Pharmaceuticals, Inc., a publicly traded Delaware corporation, in exchange for 3,300,000 shares of the Registrant's common stock. The primary assets are for all formulations, trade secrets, rights, patents and trademarks pertaining to Advanced Plant Pharmaceuticals, Inc.'s dietary supplement LHM 123.

Item 8. Description of Securities

      The Company is authorized to issue 20,000,000 shares of its Common Stock, par value $.0001 per share, of which 7,575,000 shares are outstanding as of December 22, 2004. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The Company's common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders except in cases in which more than a simple majority is required by law. Holders of the Company's common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of the Company's common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefore. Upon the Company's liquidation, dissolution or winding up, after payment to creditors, the holders of the Company's common stock are entitled to share ratably in the assets of the Company, if any, legally available of distribution to the Company's common stockholders. The Company's bylaws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting. The stockholders do not have any preemptive rights or conversion rights.

      The Transfer Agent for the Company's Common Stock is Stock Transfer.com, 33 North Avenue, Suite 12, Burlington, VT (802) 862-8360.

      A Delaware statute prevents an "interested stockholder" (defined generally as a person owning more than 15% or more of a corporation's voting stock) from engaging in a "business combination" with the Delaware corporation for three years following the date the person became an interested stockholder unless, generally speaking, the transaction is approved by the Company's Board of Directors and the vote of two thirds of the outstanding shares not owned by such interested stockholder. This statute could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of the Company.

                                     PART II


Item 1. Market Price of and Dividends on the Registrant's
        Common Equity and Other Shareholder Matters

(a)   Market Information. The Company's Common Stock has never traded.

(b) Holders. As of December 17, 2004, there were approximately six (6) holders of the Company's common stock.

(c) Dividends. No dividends were paid during the fiscal year ending December 31, 2003. We do not expect to declare dividends for the immediate future.

Item 2. Legal Proceedings

      There are no pending or threatened legal proceedings against the Company.


Item 3. Changes in and Disagreements with Accountants

      The Company did not change accountants for the fiscal year ending 2003.


Item 4. Recent Sales of Unregistered Securities

      None


Item 5. Indemnification of Directors and Officers

      The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any director or officer. In addition, the Company's By-laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation.

      Section 145(a) of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of non-contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      Section 145(b) of the Delaware Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suite by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145(c) of the Delaware Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      Section 145(d) of the Delaware Law states that any indemnification under subsections (a) and (b) of section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

      Section 145(e) of the Delaware Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      Section 145(f) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      Section 145(g) of the Delaware Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of section 145.

      Section 145(j) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                    PART F/S

Financial Statements

                           AMAZING NUTRITIONALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2004

November 15, 2004

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)
                                        1

                               September 30, 2004

                                    I N D E X

                                                                    Page No.
                                                                    --------

INDEPENDENT ACCOUNTANT'S REVIEW REPORT                                 15

BALANCE SHEETS                                                         16

STATEMENTS OF OPERATIONS                                               17

STATEMENTS OF CASH FLOWS                                               18

NOTES TO FINANCIAL STATEMENTS                                          19-23

                         LIVINGSTON, WACHTELL & CO., LLP
                          Certified Public Accountants
                             29 Broadway, 25th Floor
                             New York, NY 10006-3208
                                 (212) 480-0200


To the Board of Directors
Amazing Nutritionals, Inc.
New York, NY


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have reviewed the accompanying balance sheets of Amazing Nutritionals, Inc. (a development stage enterprise) as of September 30, 2004 and 2003, and the related statements of operations and cash flows for the nine months and the three months then ended, and for the period from Inception (May 8 2002) to September 30, 2004. These interim financial statements are the responsibility of the management of Amazing Nutritionals, Inc.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raised substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Livingston, Wachtell & Co., LLP
-----------------------------------
New York, NY
November 15, 2004

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS

                   The accompanying notes are an integral part
                          of the financial statements.

                                                                               September 30,
                                                                               -------------
                                                                        2004                2003
                                                                   -------------        -------------
                    Assets
Current assets
     Cash and cash equivalents                                     $         839        $          --
     Subscription receivable                                                  --                4,275
                                                                   -------------        -------------

           Total current assets                                              839                4,275

Other assets
      Investment in product rights                                         3,330                   --
                                                                   -------------        -------------

            Total assets                                           $       4,139        $       4,275
                                                                   =============        =============

                    Liabilities and Stockholders' Deficiency

Current liabilities
     Bank overdraft                                                $          --        $         890
     Accounts payable and accrued expenses                                 6,110                2,000
     Due to related company                                                7,120                5,920
     Due to shareholders                                                  62,797                   --
                                                                   -------------        -------------

           Total liabilities                                              76,027                8,810
                                                                   -------------        -------------

Stockholders' deficiency
     Common stock, $.0001 par value;
         20,000,000 shares authorized;
         7,575,000 shares issued and outstanding                             757                   --
     Additional paid in capital                                            6,818                   --
     Common stock subscribed                                                  --                4,275
     Deficit accumulated during development stage                        (79,463)              (8,810)
                                                                   -------------        -------------

           Total stockholders' deficiency                                (71,888)              (4,535)
                                                                   -------------        -------------

           Total liabilities and stockholders' deficiency          $       4,139        $       4,275
                                                                   =============        =============

    The accompanying notes are an integral part of the financial statements.

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS

                                                               September 30,
                                                              -------------                                       From
                                              Nine Months                          Three Months                 Inception
                                                 Ended                                Ended                    May 8 2002 to
                                              -----------                           -----------                September 30,
                                        2004              2003              2004                2003                2004
                                    -----------        -----------        -----------        -----------        -----------
Revenues                            $        --        $        --        $        --        $        --        $        --

Cost of sales                                --                 --                 --                 --                 --
                                    -----------        -----------        -----------        -----------        -----------

Gross profit                                 --                 --                 --                 --                 --

General and
     administrative
expenses                                 66,147              2,000             62,557              2,000             79,463
                                    -----------        -----------        -----------        -----------        -----------

         Net loss                       (66,147)            (2,000)           (62,557)            (2,000)           (79,463)
Deficit - beginning of period
                                        (13,316)            (6,810)           (16,906)            (6,810)                --
                                    -----------        -----------        -----------        -----------        -----------

Deficit - end of period             $   (79,463)       $    (8,810)       $   (79,463)       $    (8,810)       $   (79,463)
                                    ===========        ===========        ===========        ===========        ===========

Net loss per share - basic
                                    $       .00        $      (.00)       $       .00                .00
                                    ===========        ===========        ===========        ===========

Weighted average number of
shares outstanding - basic
                                      7,562,956                  0          7,575,000                  0
                                    ===========        ===========        ===========        ===========

    The accompanying notes are an integral part of the financial statements.

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS


                                                                                   For the
                                                                                 Nine Months        Cumulative Amounts
                                                                                    Ended             Since Inception
                                                                                September 30,          May 8, 2002 to
                                                                                -------------           September 30,
                                                                             2004            2003           2004
                                                                           --------        --------       --------
Cash flows from operating activities

     Net loss                                                              $(66,147)       $ (2,000)      $(79,463)
     Adjustments to reconcile net loss from operations
     to net cash used by operating activities:
         Common stock issued for services                                        --              --          4,275
         Changes in assets and liabilities:
            Accounts payable & accrued expenses                               3,886           2,000          6,110
                                                                           --------        --------       --------

               Net cash used in operations                                  (62,261)             --        (69,078)
                                                                           --------        --------       --------

Cash flows from financing activities:
     Due to shareholders                                                     61,907              --         62,797
     Due to related company - APPI                                            1,093              --          7,120
                                                                           --------        --------       --------

               Net cash provided by financing
                  activities                                                 63,000              --         69,917
                                                                           --------        --------       --------

Net increase in cash and cash equivalents                                       739              --            839

Cash and cash equivalents - beginning of period                                 100              --             --
                                                                           --------        --------       --------

Cash and cash equivalents - end of period                                  $    839        $     --       $    839
                                                                           ========        ========       ========

Supplemental cash flow information: Cash paid during the period for:
               Interest                                                    $     --        $     --       $     --
                                                                           ========        ========       ========

               Income taxes                                                $     --        $     --       $     --
                                                                           ========        ========       ========

    The accompanying notes are an integral part of the financial statements.

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

        Amazing Nutritionals, Inc. ("the Company" or "ANI") focuses on the sale of dietary health supplements. The Company is a development stage enterprise that will focus on the selling and marketing of nutritional supplements dedicated to improving health and well being through the use of natural products. The Company intends to achieve this goal through the acquisition of existing products.

        TheCompany will also test market its own products in demographically acceptable areas, and upon successful introduction of a product in the marketplace, will distribute its products from distribution outlets already established by Advanced Plant Pharmaceuticals, Inc, ("APPI"), a related entity owning 43.6% of the outstanding common stock of the Company. ANI was incorporated in May 2002 and had devoted all of its efforts since inception on acquiring agreements and rights to various nutritional supplements and on raising capital. The Company's operations are located in New York City.

        CAPITAL RESOURCES AND BUSINESS RISKS

        TheCompany has been primarily involved in organizational activities and raising capital and is therefore in the development stage at September 30, 2004. All future operations are subject to all of the risks inherent in the establishment of a new business enterprise. Additional capital resources through new offerings of securities will be needed in order to achieve the Company's present objectives. The Company plans on making the following expenditures: i) acquiring the rights to market all natural dietary supplements; ii) applying for patents for its line of proprietary nutritional supplements, iii) performing research and development studies on new and existing supplements, and iv) developing and implementing an extensive marketing campaign to promote its line of proprietary nutritional supplements.

        LIQUIDITY AND FINANCIAL CONDITION

        Theaccompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern.

        As of September 30, 2004, current liabilities exceed current assets by $75,188.

        In order to commence operations it will be necessary for the Company to raise adequate funds to make acquisitions and obtain working capital. There can be no assurances that the Company will be successful in acquiring the working capital required to bring its nutritional supplements to the commercial market.

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.          SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
            (Continued)

       CONTROL BY PRINCIPAL STOCKHOLDERS

        TheCompany's director, executive officers and other related parties own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of Amazing Nutritionals, Inc. Accordingly, the director, executive officers and related parties, if they vote their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock. as well as the dissolution, merger or sale of all of the Company's assets.

        CASH AND CASH EQUIVALENTS

        TheCompany considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents.

        FAIR VALUE OF FINANCIAL INSTRUMENTS

        Thecarrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair market value because of the short maturity of those instruments. It is not practicable to estimate the fair value of loans payable to stockholders due to the fact that they are related party transactions.

         REVENUE RECOGNITION

         Upon commencement of revenue producing activities, revenue will be recognized upon shipment to customers. The Company will adopt Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, which provided guidance on the recognition, presentation and disclosure of revenue in financial statements.

        COMMON STOCK ISSUED FOR SERVICES

        The Company, which remains a development stage enterprise, anticipates that shares of its common stock will be issued for services rendered. The value of the stocks, issued for the services will be based upon management's estimate of the fair value of the Company's stock at the date of issuance or the fair value of the services rendered, whichever is more reliably measurable.

        RESEARCH AND DEVELOPMENT COSTS

         Research and development costs will be expensed as incurred. Internal research and development services that the Company contracts out are expensed as incurred by the Company.

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.          SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
            (Continued)

        INCOME TAXES

        The Company will utilize the asset and liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting For Income Taxes. sfas 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities.

        USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        SIGNIFICANT ESTIMATES

        Several areas require significant management estimates relating to uncertainties for which it is reasonably possible that there will be a material change in the near term. The more significant areas requiring the use of management estimates related to the valuation of inventory, intangible assets, all accrued liabilities and the valuation of the stock options and stock issued for debt and services provided by related parties.

2. RELATED PARTY TRANSACTIONS

        Included in "Due to related company" are general and administrative expenses paid by Advanced Plant Pharmaceuticals, Inc. ("APPI") on behalf of the Company. The amount due for these expenses is $7,120 and $5,920 at September 30, 2004 and 2003, respectively.

        Included in "Due to shareholders" are general and administrative expenses paid by the Company's director. The amount due for these expenses was $2,797 and $-0- at September 30, 2004 and 2003, respectively.

3. COMMON STOCK

        The Company is authorized to issue 20 million shares of its common stock, par value $.0001 per share. The holders of common stock are entitled to one vote per each share held on all matters to be voted on by stockholders. As of September 30, 2004 the Company has 7,575,000 common shares, issued and outstanding.

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

3.      COMMON STOCK (Continued)

        COMMON STOCK ISSUED FOR SERVICES

        The Company issued 4,275,000 shares of common stock (including 4,200,000 shares to related parties) on December 17, 2003 for consulting services rendered. The value of the stocks issued was recorded at the fair value of the services rendered at the date of issuance, or $4,275.

4. PURCHASE OF PRODUCT RIGHTS

        On January 2, 2004, the Company acquired from APPI, all developmental and distribution rights to an all natural dietary supplement to help improve the lives of those afflicted with Alzheimer's disease. As consideration for receiving the rights, the Company issued to APPI a total of 3,300,000 shares of its common stock. Due to the fact that the formulation has not undergone clinical testing and development, this purchase transaction was recorded at the market value of the shares issued on that date, or $3,300. There were no direct expenses incurred by APPI, assigned specifically to this product prior to the date of purchase. Since January 2, 2004 neither ANI nor APPI have incurred any expenses with respect to the rights.

5. NET LOSS PER SHARE

        The Company computed basic loss per share amounts for September 30, 2004 and 2003 pursuant to the Statement of Financial Accounting Standard
            (SFAS) No. 128, "Earnings Per Share." Basic loss per common share ("LPS") is calculated by dividing net loss by the weighted average of common shares outstanding during the period. Diluted earnings per common share are calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive stock options. The Company has received stock subscriptions for 4,275,000 shares at September 30, 2003, which were converted into common stock in December, 2003. The Company has not presented the calculations for diluted LPS since the loss per share at September, 2003 would be anti-dilutive. There are no potentially dilutive common shares at September 30, 2004.

                                                                                     September 30,
                                                                                     -------------
                                                                               2004                  2003
                                                                               ----                  ----
           Numerator for Basic
                Net loss to common shareholders                          $       (66,147)      $       (2,000)
                                                                         ===============       ==============

           Denominator for Basic
                Weighted average shares of common stock
                outstanding                                                    7,575,000                    0
                                                                         ===============       ==============

           LPS -- Basic                                                  $          (.01)      $         (.00)
                                                                         ===============       ==============

                           AMAZING NUTRITIONALS, INC.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES

        In February 2004, the Company entered into an employment agreement with its President and Chief Executive Officer that calls for annual compensation of $90,000 payable in monthly payments of $7,500 through December 31, 2005. The agreement contains incentives if certain sales levels are obtained by the Company up to $2,000,000 of sales. The balance due as of September 30, 2004, included in Due to Shareholders, is $60,000, and will be paid as cash flow becomes available.

                                    PART III


Item 1. Index to Exhibits

2.1   Asset Purchase Agreement with Advanced Plant Pharmaceuticals, Inc.

3.1   Certificate of Incorporation of AMAZING NUTRITIONALS, INC.

3.2   By-Laws of AMAZING NUTRITIONALS, INC.

10.1  Employment Agreement with Barry Clare


                                   SIGNATURES

The undersigned directors and officers of Amazing Nutritionals, Inc. hereby constitute and appoint Barry Clare, and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            AMAZING NUTRITIONALS, INC.


December 22, 2004                   By: /s/ Barry Clare
                                            -------------------------------
                                            Barry Clare, President